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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

     Charpie               Robert                   A.
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   (Last)               (First)                 (Middle)

     55 William Street, Suite 240
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                                    (Street)

     Wellesley                         MA                               02182
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol

     Arch Coal, Inc.  (ACI)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

     12/1997
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ x ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


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7. Individual or Joint/Group Filing
   (Check applicable line)

   [ x ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Phantom Stock      1 for 1  9/15/1997   A      26.77        (1)       (1)   Common Stock   26.77  $28.50  26.77(2)   D
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Phantom Stock      1 for 1  9/30/1997   A     472.64        (1)       (1)   Common Stock  472.64  $28.56  472.64     D
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Phantom Stock      1 for 1 12/15/1997   A      31.85        (1)       (1)   Common Stock   31.85  $25.75   31.85     D
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Phamtom Stock      1 for 1 12/31/1997   A     538.81        (1)       (1)   Common Stock  538.81  $27.37  538.81     D
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Explanation of Responses:
1. Pursuant to the reporting person's current election, the phantom units will be settled in cash upon the January 2 following the earlier of the termination of such person's service as a director or his death.  Unit and underlying share amount reflects round-
   ing of fractional units/shares.

2. Year end totals exclude previously reported Arch Coal, Inc. phantom stock units, including those acquired with the same price but on different acquisition dates.

  /s/ Miriam Rogers Singer                                  2/13/98
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      **Signature of Reporting Person                             Date
   Miriam Rogers Singer, for Robert A. Charpie
**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
       See Instruction 6 for procedure.
     Alternatively,  this Form is permitted to be submitted to the Commission in electronic  format at the option of the reporting person  pursuant to Rule 101(b)(4) of Regulation S-T.

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